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                                                                    EXHIBIT 99.1


                           PERMIAN BASIN ROYALTY TRUST



                                                                    NEWS RELEASE



                           PERMIAN BASIN ROYALTY TRUST
                         ANNOUNCES MAY CASH DISTRIBUTION


         DALLAS, TEXAS, MAY 19, 2003 - Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE - PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.070610 per unit, payable on June 13, 2003, to unit holders of record on May 30, 2003.

         This month's distribution increased from the previous month primarily due to higher prices for gas. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 61,941 bbls and 284,385 mcf. The average price for oil was $27.49 per bbl and for gas was $6.33 per mcf This would primarily reflect production for the month of March. Capital expenditures were approximately $652,500. These numbers provided reflect what was net to the Trust.

         For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.


                                      * * *


         Contact:   Ron E. Hooper
                    Senior Vice President
                    Bank of America, N.A.
                    Toll Free - 877.228.5085